UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 18, 2008 (September 12, 2008)

HERTZ GLOBAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-33139	20-3530539
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 Brae Boulevard

Park Ridge, New Jersey 07656-0713

(Address of principal executive offices,
including zip code)

(201) 307-2000

(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On September 12, 2008, Hertz Vehicle Financing LLC (“HVF”), a bankruptcy-remote special purpose entity wholly-owned by The Hertz Corporation (“THC”), an indirect wholly-owned subsidiary of Hertz Global Holdings, Inc. (the “Company”), completed the closing of a new variable funding note facility referred to as the Series 2008-1 Variable Funding Rental Car Asset Backed Notes (the “Series 2008-1 Notes”).  The aggregate principal amount of such facility is not to exceed $825,000,000 and such facility is available to HVF on a revolving basis.  The Series 2008-1 Notes were not funded on the closing date.

The Series 2008-1 Notes are secured primarily by, among other things, a pledge in (i) collateral owned by HVF, including substantially all of the U.S. car rental fleet that THC uses in its daily rental operations, a portion of which is subject to repurchase programs with vehicle manufacturers, (ii) the related manufacturer receivables, (iii) all rights of HVF under a lease agreement between THC and HVF relating to such U.S. car rental fleet, and (iv) all monies on deposit from time to time in certain collection and cash collateral accounts and all proceeds thereof.  The assets of HVF, including the U.S. car rental fleet owned by HVF, will not be available to satisfy the claims of THC’s or the Company’s general creditors.

The expected final maturity date of the Series 2008-1 Notes is August 15, 2010 and the legal final maturity date of the Series 2008-1 Notes is August 15, 2011.  The Series 2008-1 Notes bear interest at variable rates partially based upon their rating.   The Series 2008-1 Notes are currently rated “A” by Standard & Poor’s Ratings Services and “A2” by Moody’s Investors Service and based on these ratings the borrowing spread is approximately 150 basis points higher than HVF’s existing variable funding notes.

Pursuant to a note purchase agreement, HVF sold the Series 2008-1 Notes to each of Deutsche Bank AG, New York Branch, Nantucket Funding Corp. LLC, (an affiliate of Deutsche Bank AG, New York Branch), Sheffield Receivables Corporation (an affiliate of Barclays Bank PLC), and Merrill Lynch Mortgage Capital Inc.  The Series 2008-1 Notes were issued pursuant to a series supplement to HVF’s indenture (the “Indenture”) with The Bank of New York Mellon Trust Company, N.A., as trustee.

The Series 2008-1 Notes are subject to events of default and amortization events that are customary in nature for U.S. rental car asset-backed securitizations of this type, including non-payment of principal or interest, violation of covenants, material inaccuracy of representations or warranties, failure to maintain certain enhancement levels and insolvency or certain bankruptcy events. The occurrence of an amortization event or event of default could result in the acceleration of principal of the Series 2008-1 Notes and the liquidation of vehicles in the U.S. car rental fleet.

HVF is subject to numerous restrictive covenants under the Indenture and related agreements, including restrictive covenants with respect to liens, indebtedness, benefit plans, mergers, disposition of assets, acquisition of assets, dividends, officers compensation, investments, agreements, the types of business it may conduct and other customary covenants for a bankruptcy-remote special purpose entity.

Certain of the purchasers of the Series 2008-1 Notes, the administrative agent and the trustee, and their respective affiliates, have performed and may in the future perform, various investment banking, commercial banking, and other financial advisory services for the Company and its subsidiaries for which they have received and will receive, customary fees and expenses, and such parties are also participants in other credit facilities of the Company and its subsidiaries.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERTZ GLOBAL HOLDINGS, INC.
(Registrant)

	By:	/s/ Elyse Douglas
	Name:	Elyse Douglas
	Title:	Executive Vice President and
Chief Financial Officer

Date: September 18, 2008